EXHIBIT 99.01

PRESS RELEASE

Scripps acquires uSwitch

Company adds comparison shopping for essential home services to portfolio of interactive businesses

For immediate release	(NYSE:SSP)
March 16, 2006

CINCINNATI – The E.W. Scripps Company, in a move that further capitalizes on the increasing use and profitability of specialized Internet search, today acquired uSwitch, the United Kingdom’s leading provider of online price comparison and switching for essential home services and personal finance.

Founded in 2000, uSwitch.com is an online service that helps consumers compare rates on gas, electricity, home phone, digital television, broadband, credit cards, and secured and unsecured personal loans. The company has developed a series of calculators which evaluate several factors including price, type of service, location and payment method, all designed to help consumers find the best deal and enable them to conveniently switch their service provider online.

Scripps paid $366 million (£210 million) in net cash for 100 percent of the outstanding shares of privately held uSwitch Ltd. The acquisition is expected to be dilutive to earnings per share in 2006 and 2007 and accretive to earnings thereafter. The transaction is expected to be accretive to free cash flow (net income plus depreciation and amortization, less capital expenditures and working capital) beginning in 2007.

The acquisition of uSwitch adds a second, rapidly growing, freestanding interactive media business to the Scripps portfolio. In June of last year the company acquired Shopzilla, an online service that enables shoppers to quickly find, compare and buy millions of products sold by more than 65,000 merchants. Shopzilla, based in Los Angeles, is expanding across Europe with offices in the U.K. and Web sites in the U.K., France and Germany.

Both uSwitch and Shopzilla are the foundation of a newly created interactive media division for the company. Tim Peterman, senior vice president of interactive media for Scripps, will oversee the development of these rapidly growing and valuable Internet-based businesses.

The uSwitch service is free to consumers. The majority of uSwitch’s revenue is derived from commissions paid by participating service providers. A commission is collected by uSwitch when a consumer’s service is switched to a new provider. The company has contractual arrangements with the leading service providers in each home service category.

The company started as a service for switching between providers of energy, which is a deregulated market in the U.K. More than half of the company’s revenue today is derived from consumers switching energy providers with nearly half of future revenue growth coming from other categories.

uSwitch also owns UpMyStreet.com, the U.K.’s leading local information Web site. UpMyStreet helps customers choose new places to live, save time and money in and around their homes, and find local shops and services.

For the full year 2006 uSwitch is expected to generate approximately $10 million to $15 million (£6 million to £9 million) in segment profit on revenue of $40 million to $45 million (£23 million to £26 million). Revenue last year was $25 million (£14 million). Scripps defines segment profit as earnings before interest, taxes, depreciation and amortization, and also excludes investment results and unusual items.

Scripps expects the acquisition to be dilutive to 2006 earnings per share by between $0.10 and $0.15. The above amounts are approximate, based on the current exchange rate and preliminary purchase price accounting. Over the long term Scripps expects uSwitch to generate segment profit margins in the 40- to 50-percent range.

Scripps will finance the transaction by borrowing under the company’s commercial paper program.

“The addition of uSwitch to our portfolio of interactive businesses, including Shopzilla, is intended to position Scripps to take full advantage of the rapid growth of online comparison shopping for both products and essential home services,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “An increasing number of consumers in the U.K. have found uSwitch to be a valuable online resource when shopping for energy, communications and personal finance services. We believe the uSwitch service and brand provide a sturdy platform on which we can expand into Europe and beyond.”

The uSwitch senior management team, including CEO Andrew Salmon, will continue to guide the company after the acquisition by Scripps is completed.

“Comparison shopping for essential home services is already popular with consumers, but there is still ample room for growth,” said Salmon. “With Scripps’ broader vision for interactive media and support for our ambition to be the premium brand for choosing essential home services and personal finance products, we are now in an even stronger position to continue our growth in the U.K. and abroad.”

In its cable networks division Scripps already operates several of the Web’s leading shelter brands: HGTV.com, Foodnetwork.com, DIYnetwork.com and FineLiving.com. Scripps regularly ranks among the top 10 U.S. companies doing business on the Web when measured on a unique visitor basis. On a combined basis, including Shopzilla and Scripps newspaper and broadcast television station sites, the company serves about 35 million unique visitors per month.

Conference call

The senior management team at Scripps will discuss the uSwitch transaction during a telephone conference call at 10 a.m. EST today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-800-762-4758 (U.S.) or 1-480-629-9035 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“Scripps”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EST March 16 until 11:59 p.m. EST March 23. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 822940.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 65,000 merchants.

About uSwitch

uSwitch.com is a free, impartial online and phone-based comparison and switching service which helps consumers compare prices on gas, electricity, water, heating cover, home telephone, digital television, broadband, credit cards, personal loans, secured loans and current accounts. Its aim is to help customers take advantage of the best tariffs and services offered by every supplier. The company has developed calculators which evaluate a number of factors including price, location, service and payment method, and help consumers find the best deal to suit their needs.

If they choose, consumers can switch while they’re online or they can call customer services directly.

uSwitch.com is not a supplier but acts as an independent advisor, giving customers an impartial view. Unlike traditional brokers, uSwitch compares prices from all suppliers, not just those with which it has commercial relationships. The service is based on the most up-to-date information provided by the supplier companies and industry regulators.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

Contact: Tony Langham, Lansons Communications (on behalf of uSwitch),

+44 7979 692 287, or +44 207 294 3617

uSwitch Acquisition

Q&A

What is Scripps buying?

Scripps is acquiring uSwitch.com, a profitable, privately held Web-based comparison and switching service headquartered in the United Kingdom. The company was founded in 2000 following the deregulation of U.K. energy suppliers during the 1990s.

The company’s mission is to help customers compare prices on a range of services including gas, electricity, home phone, broadband and personal finance products, and take advantage of the best prices and services offered by suppliers. The service is free to consumers.

The company has developed a series of calculators that evaluate a number of key factors including price, location, type of service and payment method, and advises customers on the best deal to suit their needs. The uSwitch service compares rates from all suppliers, not just those with which it has a commercial relationship.

In the U.K, uSwitch.com is the leading provider of online energy price comparison and switching services.

What are the terms of the transaction?

Scripps paid $366 million for 100 percent of uSwitch Ltd.

How will the transaction be financed?

Scripps will finance the transaction by borrowing under its commercial paper program.

What effect will the uSwitch acquisition have on Scripps earnings?

The acquisition is projected to be dilutive to earnings per share in 2006 by between $0.10 and $0.15. The transaction is expected to be accretive to free cash flow (net income plus depreciation and amortization, less capital expenditures and working capital) beginning in 2007.

Is uSwitch profitable?

Yes. For the full year 2006 uSwitch is expected to generate approximately $10 million to $15 million in segment profit. Scripps defines segment profit as earnings before interest, taxes, depreciation and amortization, and also excludes investment results and unusual items.

How does uSwitch make money?

The majority of uSwitch’s revenue is derived from commissions paid by participating service providers. A commission is collected by uSwitch when a consumer’s service is switched to a new provider. The company has contractual arrangements with the leading service providers in each home service category.

The company works with more than 130 direct partners and 2,000 affiliate partners providing their Web sites with co-branded comparison tools for a range of essential home services. uSwitch.com partners include MSN, Yahoo!, AOL and Wannadoo.

How do consumers use uSwitch?

Consumers can access uSwitch either directly – by typing uSwitch.com in their Web browsers – or indirectly via links on search engine Web sites, such as Yahoo!, MSN or Google, or through one of the co-branded Web sites.

At the uSwitch home page, consumers are offered the opportunity to compare prices and switch to a cheaper supplier of essential home services and financial products. The uSwitch database contains the most current rates and product characteristics across an array of categories, providing consumers the ability to determine potential savings by switching. Consumers can then complete the application to switch their service while on the uSwitch site.

Who are uSwitch’s competitors?

The company’s direct competitors in the U.K. include moneysupermarket.com, simplyswitch.com, energyhelpline.com, moneyextra.com, moneyexpert.com and moneynet.co.uk. The company currently has a dominant 60 percent share of the online commission-based energy switching market.

How is uSwitch different from other online price comparison and switching services?

The breadth of uSwitch’s range of services is unrivaled. None of uSwitch’s direct competitors offer comprehensive comparison services in the areas of personal finance (credit cards, loans, bank accounts), utilities (gas, electricity and water) and communications (home telephone and broadband).

Why did Scripps acquire uSwitch?

Scripps has been actively exploring opportunities to capitalize on the rapid growth of the Internet as an efficient media platform, specifically targeting specialized search as an area of great interest. Last year’s acquisition of product comparison shopping leader Shopzilla was the first step in the company’s plan to develop a portfolio of relevant interactive media businesses.

The company believes online comparison shopping for home-related services and financial products is as compelling a growth opportunity as comparison shopping for products. The acquisition of uSwitch provides a sturdy platform on which Scripps can build further value in the U.K., Europe and beyond.

Like Shopzilla, uSwitch is a valuable market maker, providing consumers with the information they need to make informed decisions that save them time and money and the functionality to switch their service while online. Service providers benefit from a stream of new customers acquired with marketing dollars that are measurable from an online switching service that is accountable.

Will there be a change in management at uSwitch?

No. The company’s senior management team will continue to build the uSwitch brand and service.

How will uSwitch fit within the Scripps organization and how will its financial results be reported?

uSwitch will become an operating unit within the interactive media division of the company and its operating results will be combined with Shopzilla for financial reporting purposes. Tim Peterman, senior vice president of interactive media for Scripps, will oversee the development of both of these rapidly growing and valuable Internet-based businesses.